EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165369 and 333-145424 of Ark Restaurants Corp. on Form S-8 of our report dated December 23, 2013 on our audits of the consolidated financial statements of Ark Restaurants Corp. and Subsidiaries as of September 28, 2013 and September 29, 2012 and for each of the years in the two-year period ended September 28, 2013 appearing in this Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended September 28, 2013.

/s/ CohnReznick LLP
Jericho, New York
December 23, 2013